Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of Union Bankshares Corporation and the related Joint Proxy Statement/Prospectus of Union and Xenith Bankshares, Inc., for the registration of Union Bankshares Corporation’s common stock and to the incorporation by reference therein of our reports dated February 28, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Union Bankshares Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
August 16, 2017